EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS' CONSENT

We hereby consent to the use in the Registration Statement on Form SB-2 of Media Sciences International, Inc. of our report dated August 6, 2003 relating to the balance sheets as of June 30, 2003 and 2002 and the related statements of operations, changes in stockholders’ equity and cash flows for the two years then ended of Media Sciences International, Inc., which report appears in the Prospectus which is part of the Registration Statement. We also hereby consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WISS & COMPANY, LLP WISS & COMPANY, LLP

Livingston, New Jersey
July 30, 2004